Exhibit 99.2

Ligand®

Important Notice Regarding the Availability of Information Statement Materials

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION

Ligand Pharmaceuticals Incorporated ("Ligand") is providing this notice to you because you hold Ligand common stock. Ligand has released materials for your information regarding the spin-off of OmniAb, Inc. ("Spinco") from Ligand, in connection with a transaction whereby Orwell Merger Sub Inc. ("Merger Sub"), a direct, wholly owned subsidiary of publicly traded Avista Public Acquisition Corp. II ("APAC"), will merge with and into Spinco, with Spinco continuing as the surviving company and a wholly owned subsidiary of APAC. Following the business combination transaction, APAC will be named OmniAb, Inc. ("New OmniAb"). This notice provides instructions on how you can access Spinco's Information Statement in connection with the spin-off (the "Information Statement"). The Information Statement contains important information, and we encourage you to review it. You may view the Information Statement online at and easily request a paper copy of it. If you wish to receive a paper copy, please make your request for a paper copy as soon as possible to facilitate timely delivery.

Ligand will effect the spin-off by distributing 100% of the shares of Spinco common stock on a pro rata basis to holders of Ligand common stock as of the record date of , 2022 for the distribution. Immediately following such distribution, Merger Sub will merge with and into Spinco, and the shares of Spinco common stock will automatically convert into the right to receive shares of New OmniAb common stock.

Ligand is providing this notice and Information Statement FOR YOUR INFORMATION ONLY. You are NOT required to respond or take any other action. Ligand is NOT soliciting a proxy or other consent from you in connection with the spin-off or combination of Spinco with New OmniAb. These materials are NOT a form for voting.

See below for instructions on how to access materials.

Access the Information Statement

SCAN

this QR code with your smartphone camera or visit

To access the Information Statement online

INTERNET:

Request and receive a paper or e-mail copy

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

TELEPHONE:

E-MAIL:

If requesting materials by e-mail, please include your name and address in the body of the email with 'Information Statement' in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.